Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated January 18, 2007, except for the third paragraph of Note 13 as to which the date is January 23, 2007, on the financial statements of Amaizing Energy, LLC as of September 30, 2006, and the related statements of operations, changes in members’ equity, and cash flows for the year ended September 30, 2006 in the Pre Effective Amendment No. 1 to Form S-1 Registration Statement of Amaizing Energy Holding Company, LLC dated on or about May 24, 2007 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.
/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
May 24, 2007